EX-99.23.l

           SUBSCRIPTION AGREEMENT BETWEEN THE TRUST AND THE INVESTORS

                               CATALYST VALUE FUND
                                 A SERIES OF THE
                                 CATALYST FUNDS

                           LETTER OF INVESTMENT INTENT


June 5, 2006


To the Board of Trustees of Catalyst Funds

      The undersigned (the "Purchaser") hereby subscribes to purchase a beneficial interest ("Interest") of the Catalyst Value Fund, a series of the Catalyst Funds, in the amount of $100,000 for 10,000 shares at net asset value of $10.00per share, in consideration for which the Purchaser agrees to transfer to you upon demand cash in the amount of $100,000.

      The Purchaser agrees that the Interest is being purchased for investment purposes only and with no present intention of reselling or redeeming said Interest.


                                                /s/
                                        -------------------------------------
                                        David Miller